Filed Pursuant to Rule 424(b)(3)

Registration No. 333-298912

Prospectus

Radiopharm Theranostics Limited

1,345,728 American Depositary Shares

as represented by 403,718,400 Ordinary Shares

This prospectus relates to the offer and sale from time to time by the persons identified in this prospectus (the “Selling Shareholders”) of up to 403,718,400 ordinary shares of Radiopharm Theranostics Limited, represented by 1,345,728 American Depositary Shares, or ADSs. Each ADS represents 300 ordinary shares.

The ADSs are listed on the Nasdaq Capital Market under the symbol “RADX”. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “RAD”.

The Selling Shareholders will receive all the proceeds from any sales of ADSs offered pursuant to this prospectus. We will not receive any of these proceeds except that we may receive up to approximately US$5.1 million upon exercise of the Warrants issued to the Selling Shareholders and we will pay the expenses associated with registering the sales of ADSs by the Selling Shareholders. We will receive the proceeds from the exercise of any Options.

The Selling Shareholders (or their respective transferees, pledgees, assignees, donees or other successors-in-interest) may offer and sell the ADSs at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. ADSs may be offered and sold at the market price at the time of a sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of ADSs. See “Plan of Distribution” for more information.

Investing in our ADSs involves a high degree of risk. You should review carefully the risks referenced under the heading “Risk Factors” beginning on page 4 of this prospectus and under similar headings in any amendment or supplement to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any U.S. state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2026

You should rely only on the information provided by this prospectus, any prospectus supplement and any information incorporated by reference. We have not authorized anyone else to provide you with different or additional information or to make any representations other than those contained in or incorporated by reference to this prospectus or any accompanying prospectus supplement.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States. This prospectus is not an offer to sell, or solicitation of an offer to buy, any securities in any circumstances under which the offer of solicitation is unlawful.

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we have filed with the SEC on Form F-3. This prospectus relates to the offer and sale from time to time by the Selling Shareholders identified in this prospectus of up to 1,345,728 ADSs (representing 403,718,400 ordinary shares) issuable upon the exercise of warrants of Radiopharm Theranostics Limited.

This prospectus only provides you with a general description of the securities being offered. Each time a Selling Shareholder sells any of the offered ADSs, such Selling Shareholder will provide this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering.

The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the ADSs. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information,” and “Information Incorporated by Reference” before deciding whether to invest in any of the ADSs being offered by the Selling Shareholders. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the ADSs, you should refer to the registration statement, including the exhibits. You may access the registration statement, exhibits and other reports we file with the SEC on the SEC’s website. More information regarding how you can access such documents is included under the heading “Where You Can Find More Information” below.

The information in this prospectus is accurate as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Neither the delivery of this prospectus nor the sale of any securities means that information contained in this prospectus is correct after the date of this prospectus or as of any other date. To the extent there is any conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

Unless otherwise indicated or the context implies otherwise:

●	“ADSs” refers to our American depositary shares, each of which represents 300 ordinary shares, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

●	“ASX” refers to the Australian Securities Exchange, where our ordinary shares are listed;

●	“A$” or “Australian dollars” refers to the legal currency of Australia;

●	“IFRS” refers to the International Financial Reporting Standards as issued by the International Accounting Standards Board, or IASB; and

●	“Radiopharm,” “we,” “us” or “our” refer to Radiopharm Theranostics Limited, an Australian corporation (Australian Business Number 57 647 877 889), and its subsidiaries.

All references to “$”, “US$” and “U.S. dollar” in this prospectus refer to United States dollars. Except as otherwise stated, all monetary amounts in this prospectus are presented in United States dollars. Unless otherwise indicated, the consolidated financial statements and related notes included, or incorporated by reference, in this prospectus have been prepared in accordance with Australian Accounting Standards and also comply with IFRS as issued by the International Accounting Standards Board, which differs in certain significant respects from Generally Accepted Accounting Principles in the United States. Our fiscal year ends on June 30 of each year. References to “fiscal 2025” means the 12-month period ended June 30, 2025, and other fiscal years are referred to in a corresponding manner.

We own or have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Other trademarks and trade names appearing in this prospectus and the documents incorporated by reference are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this prospectus and the documents incorporated by reference are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement, any free writing prospectus and in the documents incorporated by reference may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

●	our product development and business strategy, including the potential size of the markets for our products and future development and/or expansion of our products and therapies in our markets;

●	our current and future research and development activities, including clinical testing and manufacturing and related costs and timing;

●	sufficiency of our cash resources;

●	our ability to commercialize products and generate product revenues;

●	our ability to raise additional funding when needed;

●	any statements concerning anticipated regulatory activities or licensing or collaborative arrangements, including our ability to obtain regulatory clearances;

●	our research and development expenses;

●	our operations and intellectual property risks;

●	our ability to remain compliant with the Australian Securities Exchange (“ASX”) and Nasdaq’s continued listing standards;

●	any statement of assumptions underlying any of the foregoing; and

●	other risks and uncertainties, including those listed under the caption “Risk Factors” in our Annual Report on Form 20-F for fiscal year 2025, and our other reports and filings we make with the SEC from time to time.

You should read thoroughly this prospectus, any prospectus supplement, any free writing prospectus and in the documents incorporated by reference with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus and in the documents incorporated by reference include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This prospectus and documents incorporated by reference may contain third-party data relating to the biopharmaceutical market that includes projections based on a number of assumptions. The biopharmaceutical market may not grow at the rates projected by market data, or at all. The failure of this market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus (or, in the case of a document incorporated by reference, the date on which the statements are made in such document). We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These advantages include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering. However, if certain events occur prior to the end of such five-year period, our annual gross revenues exceed US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, then we will cease to be an emerging growth company prior to the end of such five-year period.

We may elect to take advantage of reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our shareholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our senior management, the members of our board of directors and our principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that 50% or more of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of the members of board of directors or our senior management are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference in this prospectus and does not contain all information that you should consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our ADSs discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

We are a research and development company that aims to develop and commercialize platforms of radiopharmaceutical products for both therapeutic and diagnostic applications in precision oncology. We develop targeted and scientifically validated radiopharmaceutical technologies in both pre-clinical and clinical stages of development. These technologies span all size molecules comprising peptides, fatty acids and antibody targets attached to medical quality radioisotopes. We are pursuing registration and marketing approval for each product and therapy under development in the United States, the European Union, the United Kingdom, China, Japan, Australia and Canada.

To achieve our goals, we intend to:

●	Focus on tumor types that can be considered radiosensitive. There are several tumor types that are considered radiosensitive and that are difficult to detect and treat. We intend to develop theranostic clinical products that enable detection and treatment of solid tumor with high mortality rates that is more effective than what current treatments provide.

●	Expand our licensed platform technologies. We have a pipeline of five licensed platform technologies and a joint venture with MD Anderson in Houston, one of the world’s leading cancer research centers, called “Radiopharm Ventures LLC” which has been created to develop novel radiopharmaceutical products. All of the novel technologies in development focus both on diagnostic and therapeutic product candidates targeting high unmet medical needs. We intend to continue to expand our platforms to increase the number of clinical trials that we conduct.

●	Partner with nuclear medicine suppliers. We need to obtain a constant supply of therapeutic isotopes that can be used in our clinical trials. We have partnered with nuclear medicine suppliers to obtain access to high-quality isotopes that can be used efficiently in our clinical trials. We intend to maintain our current partnerships and expand the number of our partners to increase and improve our supply of isotopes.

●	Enter into license agreements to expand our clinical assets. We have entered into license agreements with prestigious universities and institutions that have allowed us to exclusively use, globally, novel technology to develop our clinical assets. We intend to maintain the current license agreements in effect and seek other opportunities to expand our clinical assets.

●	Advance our investigational product candidates towards approval in the United States and elsewhere. We intend to pursue FDA approval of all our product candidates currently in development. All preclinical and clinical trials are structured to ensure that each program is FDA compliant. We will be pursuing a New Drug Application (“NDA”) with the FDA with respect to each of our product candidates. If a NDA is approved, then the relevant product may be marketed in the United States. If an NDA for one of our product candidates is approved in the United States, then we plan to pursue marketing approval of our product candidates in other regions including the Europe Union, United Kingdom, China, Japan, Australia and Canada.

●	Enter into strategic partnership and collaborations to develop our product candidates. We have entered into strategic partnerships and collaborations with prestigious universities and institutions to advance our clinical trials and progress their development. We intend to continue to seek partnerships and collaborations in the future to further develop the existing product candidates and explore opportunities for additional product candidates.

●	Maintain a strong intellectual property portfolio. We have developed a global intellectual property strategy to support our commercial objectives. We are monitoring the results of our research and development programs to identify new intellectual property that aligns with those commercial objectives. We intend to take a global approach to our intellectual property strategy and we intend to pursue patent protection in key global markets, including the United States, the European Union, the United Kingdom, China, Japan, Australia, Canada, South Korea and Hong Kong.

Recent Private Placements and this Offering

In July 2026, Radiopharm Theranostics Limited sold 403,718,400 ordinary shares, as represented by 1,345,728 American Depositary Shares (“ADSs”), to the persons identified in this prospectus (the “Selling Shareholders”), who were institutional and professional investors, in exchange for proceeds of approximately US$3.3 million (“Private Placement”), or our placement agent’s designees (and certain of their assignees). Participants in the Private Placement received, for no additional consideration, warrants to purchase up to 1,281,646 ADSs at an exercise price of US$3.79 per ADS and our placement agent (or its designees and certain of their assignees) received, as part of our engagement agreement, warrants to purchase up to 64,082 ADSs at an exercise price of US$3.95 (together, the “Warrants”). All the Warrants have an expiry date of July 31, 2029.

This prospectus relates to the offer and sale from time to time by the Selling Shareholders of up to 403,718,400 ordinary shares of Radiopharm Theranostics Limited, represented by 1,345,728 ADSs, underlying the Warrants. Each ADS represents 300 ordinary shares. See “Private Placement” for more information.

Corporate Information

Radiopharm Theranostics Limited is an Australian company incorporated in February 2021. Our registered office is located at Suite 1, Level 3, 62 Lygon Street, Carlton, Victoria 3053, Australia, and our telephone number is +61 3 9824 5254. Our address on the Internet is www.radiopharmtheranostics.com. Our agent for service of process in the United States is Vcorp Services, LLC, 25 Robert Pit Drive, Suite 204, Monsey, New York 10952. The information contained in, or accessible through, our website does not constitute part of this prospectus.

THE OFFERING

Securities offered by the Selling Shareholders	1,345,728 ADSs (representing 403,718,400 ordinary shares) issuable upon the exercise of Warrants

The ADSs	Each ADS represents 300 ordinary shares. The depositary (as identified below) is the holder of the ordinary shares underlying the ADSs and ADS holders have the rights provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time. To better understand the terms of the ADSs, please see the section entitled “Description of American Depositary Shares.”

Depositary	Deutsche Bank Trust Company Americas

Ordinary shares outstanding after the Offering, including shares underlying ADSs offered by the Selling Shareholders(1)	4,337,549,491 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ADSs representing the ordinary shares offered hereby by the Selling Shareholders except that we may receive up to approximately US$5.1 million upon exercise of the Warrants issued to the Selling Shareholders.

NASDAQ Capital Market symbol	“RADX”.

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” beginning on the next page of this prospectus supplement for a discussion of risks you should consider carefully before making an investment decision.

(1)	The number of ordinary shares to be outstanding immediately after the offering, as shown above, is based on 4,337,549,491 ordinary shares outstanding as of August 31, 2026. As of August 31, 2026, we had ordinary shares issuable upon the exercise of outstanding options to purchase ordinary shares at a weighted average exercise price of A$0.06 per ordinary share (equivalent to 5,611,063 ADSs at a weighted average exercise price of US$12.61 per ADS).

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for fiscal year 2025, filed with the SEC, and all other information contained in or incorporated by reference in this prospectus and any prospectus supplement or related free writing prospectus before deciding whether to purchase any of our ADSs. If any of those risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our ADSs could decline, and you may lose part or all of your investment.

Certain risks described under the “Risk Factors” section in our Annual Report on Form 20-F for fiscal year 2025, are summarized below:

Risks Related to Our Business

●	We have a history of operating losses and may not achieve or maintain profitability in the future.

●	Our research and development activities could be adversely impacted if our sources of funding and revenue are insufficient.

●	We currently have no source of product revenue and may never become profitable.

●	We will require additional financing and may be unable to raise sufficient capital, which could have a material impact on our research and development programs or commercialization of our drug candidates.

●	We may find it difficult to enroll patients in our clinical trials, and patients could discontinue their participation in clinical trials, which could delay or prevent clinical trials and make those trials more expensive to undertake.

●	Any failure to implement our business strategy could negatively impact our business, financial condition and results of operations.

●	Positive results from preclinical studies of our drug candidates ae not necessarily predictive of the results of our planned clinical trials of our drug candidates.

●	Ongoing and future clinical trials of drug candidates may not show sufficient safety and efficacy to obtain requisite regulatory approvals for commercial sale.

●	If we do not obtain the necessary regulatory approvals, we will be unable to commercialize our drug candidates.

●	Even if our drug candidates receive regulatory approval it may still face development and regulatory difficulties that may delay or impair future sales of drug candidates.

●	We have limited manufacturing experience with our drug candidates.

●	To the extent we rely significantly on contractors, we will be exposed to risks related to the business and operational conditions of our contractors.

●	We depend on, and will continue to depend on, collaboration and strategic alliances with third partners. To the extent we are able to enter into collaborative arrangements or strategic alliances, we will be exposed to risks related to those collaborations and alliances.

●	Because we rely on third party manufacturing and supply partners, our supply of research and development, preclinical and clinical development materials may become limited or interrupted or may not be of satisfactory quantity or quality.

●	Our research and development efforts will be jeopardized if we are unable to retain key management personnel and cultivate key academic and scientific collaborations.

●	Future potential sales of our drug candidates may suffer if they are not accepted in the marketplace by physicians, patients and the medical community.

●	If healthcare insurers and other organizations do not pay for our drug candidates or impose limits on reimbursement, our future business may suffer.

Risks Related to Intellectual Property

●	Our success depends on our ability to protect our intellectual property and out proprietary technology.

●	Intellectual property rights of third parties could adversely affect our ability to commercialize our drug candidates such that we could be required to litigate with or obtain licenses from third parties in order to develop or market our drug candidates.

●	Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	We may become involved in lawsuits to protect and defend our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

●	Confidentiality and invention assignment agreements with our employees, advisors and consultants may not adequately prevent disclosure of trade secrets and protect other proprietary information.

●	Intellectual property rights do not address all potential threats to our competitive advantage.

●	We may face difficulties with protecting our intellectual property in certain jurisdictions, which may diminish the value of our intellectual property rights in those jurisdictions.

●	Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our drug candidates and any future drug candidates.

Risks Relating to Ownership of the ADS

●	The trading price of the ADSs may be volatile, and purchasers of the ADSs could incur substantial losses.

●	If we are or become a passive foreign investment company (“PFIC”), then that would subject our U.S. shareholders to adverse tax rules.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	We could become subject to the auditor attestation requirement under the Sarbanes-Oxley Act even if we have little or no revenue, thus imposing significant cost and administrative burden on us.

●	Our issuance of additional ordinary shares in connection with financings, acquisitions, investments, or otherwise will dilute all other ADS holders.

●	As long as we remain subject to the rules of the ASX, we may be unable to conduct certain types of capital raisings without shareholder approval if such capital raising would result in an equity issuance above regulatory thresholds and, consequently, we could be unable to obtain financing sufficient to sustain our business if we are unsuccessful in soliciting requisite shareholder approvals.

●	We are subject to risks associated with currency fluctuations, and changes in foreign currency exchange rates could impact our results of operations.

●	Our ADS holders are not shareholders and do not have shareholder rights.

The summary above is not exhaustive. For a more detailed discussion, see the “Risk Factors” section in our Annual Report on Form 20-F for fiscal year 2025. In addition, we may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the ADSs by the Selling Shareholders except that we may receive up to approximately US$5.1 million upon exercise of the Warrants issued to the Selling Shareholders.

PRIVATE PLACEMENT

In July 2026, we sold 403,718,400 ordinary shares, as represented by 1,345,728 American Depositary Shares (“ADSs”), to the persons identified in this prospectus (the “Selling Shareholders”), who were institutional and professional investors, in exchange for proceeds of approximately US$3.3 million, or our placement agent’s designees (and certain of their assignees). Participants in the Private Placement received, for no additional consideration, warrants to purchase up to 1,281,646 ADSs at an exercise price of US$3.79 per ADS and the placement agent or its designees (and certain of their assignees) received, as part of our engagement agreement, warrants to purchase up to 64,082 ADSs at an exercise price of US$3.95 (together, the “Warrants”). They may exercise warrants in any manner permitted under the Warrants at any time until the expiry date, which is July 31, 2029.

In addition to the offering of Private Placement, we raised gross proceeds of A$6.7 million, before deducting the placement agent fees and other offering expenses payable by the Company, from Australian institutional and professional investors in a private placement (“Australian Placement”).

This prospectus relates to the offer and sale from time to time by the Selling Shareholders of up to 403,718,400 ordinary shares of Radiopharm Theranostics Limited, represented by 1,345,728 ADSs, issuable under the Warrants. Each ADS represents 300 ordinary shares.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2025:

●	on an actual basis;

●	on an adjusted basis to give effect to (i) the sale of 1,345,728 ADSs offered under our prospectus supplement filed with the SEC on July 23, 2026 at an offering price of US$3.16 per ADS and (ii) the sale of 448,839,531 ordinary shares at a price of A$0.015 per ordinary share under the Australian Placement, in each case after deducting placement agent fees and estimated offering expenses).

The table below does not, however, give effect to the ADSs (and the underlying ordinary shares) that are issuable upon exercise of the Warrants. Investors should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of December 31, 2025
(in thousands)	Actual (Unaudited)	As Adjusted (Unaudited)
	(A$)
Cash and cash equivalents	$34,515,397	$45,822,446

Borrowings	-	-

Equity:
Share capital	$209,935,661	$221,242,710
Other equity	$849,544	$849,544
Other reserves	$13,366,322	$13,366,322
Accumulated losses	$(172,370,890)	$(172,370,890)
Non-controlling interests	$(1,840,520)	$(1,840,520)
Total equity	$49,940,027	$61,247,076
Total capitalization	$49,940,027	$61,247,076

The number of ordinary shares to be outstanding immediately after the offering, as shown above, is based on 3,544,216,160 ordinary shares outstanding as of December 31, 2025. As of December 31, 2025, we had 2,537,273,148 ordinary shares issuable upon the exercise of outstanding options to purchase ordinary shares at a weighted average exercise price of A$0.06 per ordinary share (equivalent to 8,457,577 ADSs at a weighted average exercise price of US$12.05 per ADS).

For purposes of the foregoing table and discussion, translations from Australian Dollars to U.S. Dollars are based on the exchange rate of A$1.00 to US$0.6693 as published by the Reserve Bank of Australia as of December 31, 2025.

PRINCIPAL TRADING MARKETS

Our ordinary shares have traded on the Australian Securities Exchange, or ASX, since November 2021 and trade under the symbol “RAD”. Our ADSs have traded on the Nasdaq Capital Market since November 2024 and trade under the symbol “RADX”. Each ADS represents 300 ordinary shares.

Historical information on the trading prices for our ordinary shares can be found on the website of the ASX (www.asx.com.au) and for our ADSs on the website of Nasdaq (www.nasdaq.com).

SELLING SHAREHOLDERS

We are registering ordinary shares issuable upon exercise of the Warrants as represented by ADSs to permit the Selling Shareholders to offer such shares for resale from time to time upon exercise of the Warrants.

H.C. Wainwright & Co., LLC acted as the placement agent in connection with the Private Placement, for which it received compensation, including Warrants to purchase up to 64,082 ADSs. Except as set forth in this prospectus with respect to H.C. Wainwright & Co., LLC and except for certain ownership of our securities, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of our ordinary shares (including ordinary shares represented by ADSs) by each of the Selling Shareholders as of September 11, 2026.

	Ordinary Shares Beneficially Owned prior to the Offering(2)		Maximum Number of Ordinary Shares to Be Sold pursuant to	Ordinary Shares Beneficially Owned after the Offering(2)(4)
Name of Selling Shareholder(1)	Number	Percentage(3)	this Prospectus	Number	Percentage(4)
3i, LP (5)	94,936,200	2.19%	47,468,100	47,468,100	1.09%
Armistice Capital Master Fund Ltd.(6)	186,000,000	4.29%	237,342,000	-	-
Lind Global Fund III LP(7)	94,936,800	2.19%	47,468,400	47,468,400	1.09%
Intracoastal Capital LLC(8)	23,734,200	*	23,734,200	0	*
Nomis Bay Ltd(9)	35,316,600	*	17,658,300	17,658,300	*
BPY Limited(10)	21,645,600	*	10,822,800	10,822,800	*
Augustus Trading LLC(11)	12,327,600	*	12,327,600	-	-
Noam Rubinstein(12)	6,055,800	*	6,055,800	-	-
Wilson Drive Holdings LLC(13)	648,900	*	648,900	-	-
Charles Worthman(14)	192,300	*	192,300	-	-

*	Less than 1%

(1)	Unless otherwise indicated, this table is based on information supplied to us by the Selling Shareholders and our records.

(2)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the investor the right to acquire our ordinary shares within 60 days of September 11, 2026.

(3)	Applicable percentage of ownership is based on 4,337,549,491 ordinary shares outstanding as of September 11, 2026, and ordinary shares underlying warrants beneficially owned as of that date by the relevant Selling Shareholder.

(4)	Assumes that the Selling Shareholders dispose of all the ordinary shares covered by this prospectus and do not acquire beneficial ownership of any additional ordinary shares (including ordinary shares represented by ADSs). The registration of these ordinary shares represented by ADSs does not necessarily mean, however, that the Selling Shareholders will sell all or any portion of the securities covered by this prospectus.

(5)	3i, LP beneficially owns 94,936,200 ordinary shares, comprising 47,468,100 ordinary shares underlying ADSs and 47,468,100 ordinary shares underlying warrants. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(6)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Includes 186,000,000 ordinary shares (as represented by 620,000 ADSs) and excludes 237,342,000 ordinary shares (as represented by ADSs) that are issuable upon exercise of the Warrants because they may not be exercised to the extent the number of the Company’s ordinary shares beneficially owned by Armistice Capital Master Fund Ltd. would exceed 4.99%. The warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Master Fund from exercising that portion of the warrants that would result in the Master Fund and its affiliates owning, after exercise, a number of ADSs in excess of the beneficial ownership limitation set forth in the warrant. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(7)	Lind Global Fund III LP beneficially owns 94,936,800 ordinary shares, comprising 47,468,400 ordinary shares underlying ADSs and 47,468,400 ordinary shares underlying warrants.

(8)	Intracoastal Capital LLC beneficially owns 23,734,200 ordinary shares, comprising 23,734,200 ordinary shares underlying warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(9)	Nomis Bay Ltd beneficially owns 35,316,600 ordinary shares, comprising 17,658,300 ordinary shares underlying ADSs and 17,658,300 ordinary shares underlying warrants.

(10)	BPY Limited beneficially owns 21,645,600 ordinary shares, comprising 10,822,800 ordinary shares underlying ADSs and 10,822,800 ordinary shares underlying warrants.

(11)	Augustus Trading LLC beneficially owns 12,327,600 ordinary shares, comprising 12,327,600 ordinary shares underlying warrants. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaim any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.

(12)	Noam Rubinstein beneficially owns 6,055,800 ordinary shares, comprising 6,055,800 ordinary shares underlying warrants. The Selling Shareholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a business address of 430 Park Ave, 3rd Floor, New York, NY 10022. The Selling Shareholder has the voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(13)	Wilson Drive Holdings LLC beneficially owns 648,900 ordinary shares, comprising 648,900 ordinary shares underlying warrants. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years. The business address of Wilson Drive Holdings LLC is 600 Lexington Avenue, 32nd Floor, New York, New York 10022.

(14)	Charles Worthman beneficially owns 192,300 ordinary shares, comprising 192,300 ordinary shares underlying warrants. The Selling Shareholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a business address of 430 Park Ave, 3rd Floor, New York, NY 10022. The Selling Shareholder has the voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

DESCRIPTION OF SHARE CAPITAL

General

Our constituent document is a Constitution. The Constitution is subject to the terms of the Listing Rules of ASX Limited and the Corporations Act 2001. The Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution of which notice has been given and that has been passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Purposes and Objects

As a public company we have all the rights, powers and privileges of a natural person. Our Constitution does not provide for or prescribe any specific objects or purposes.

The Powers of the Directors

Under the provision of our Constitution our directors may exercise all the powers of our company except any powers that the Corporations Act or the constitution attributes to the Company.

Interested Directors

According to our constitution, if a Director discloses his or her interests in a matter that is being considered by the Board, in accordance with the Corporations Act, the director may (i) contract or make an arrangement with the Company, or a related body corporate of the Company or a body corporate in which the Company is interested, in any matter in any capacity, (ii) be counted in a quorum for a meeting of Directors considering the contract or arrangement provided that such Director is entitled to vote on at least one of the resolutions proposed at the same meeting, (iii) vote on whether the Company enters into the contract or arrangement, and on any matter that relates to the contract or arrangement, (iv) or witness the affixing of the common seal of the Company to, any document in respect of the contract or arrangement, (v) retain the benefits under the contract or arrangement. A director who has a material personal interest in a matter that is being considered by the directors must not be present at a meeting while the matter is being considered nor vote on the matter, except where permitted by the Corporations Act.

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of certain interests or conflicts of interests and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered. In addition, the Corporations Act and the ASX Listing Rules require shareholder approval of any provision of related party benefits to our directors.

Directors’ compensation

Our directors are paid remuneration for their services as directors. The total amount of remuneration given to all directors for their services as directors must not exceed in aggregate in any financial year the amount fixed by the company in general meeting. The aggregate, fixed sum for directors’ remuneration is to be divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution.

Remuneration payable to the director may be given in the manner as the directors decide, including by way of non-cash benefit, such as a contribution to a superannuation fund. Remuneration paid to our executive directors must also not include a commission or percentage of operating revenue.

Pursuant to our Constitution, any director who devotes special attention to the business of the company, or who performs services that in the opinion of our board of directors, are outside the scope of the ordinary duties of a director, or who at the request of the directors engages in any journey on the business of the company, may be paid extra remuneration, which is determined by our board of directors.

In addition to other remuneration provided in our Constitution, all of our directors are entitled to be paid by us all travelling and other expenses incurred by the directors in attending to the company’s affairs, including attending and returning from general meetings of the company, meetings of the directors or committee meetings of the directors.

In addition, in accordance with our Constitution, a director may be paid a retirement benefit as determined by our board of directors subject to the limits set out in the Corporations Act and the ASX Listing Rules which broadly restrict our ability to pay our officers a termination benefit in the event of a change of control of the Company or our subsidiaries as well as impose requirements for shareholder approval to be obtained to pay certain retirement benefits to our officers.

Borrowing powers exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Thus, our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

Pursuant to our Constitution and the ASX Listing Rules, each director, other than the managing director, must not hold office for more than three years or beyond the third annual general meeting following his or her appointment (whichever is longer). Further, at least one director is required to retire by rotation at each annual general meeting (such director being the director who has been longest in office since their last election). Directors who retire by rotation are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Rights Attached to Our Ordinary Shares

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to our ordinary shares are as follows:

Dividend Rights.

The directors may declare that a dividend be paid to the members according to the shareholders’ pro rata shareholdings and the directors may fix the amount, the time for payment and the method of payment. No dividend is payable except in accordance with the Corporations Act as amended from time to time and no dividend carries interest as against the Company.

Voting Rights.

Subject to the Constitution, at a general meeting, each shareholder has one vote on a show of hands and in the circumstance where the voting is carried out on a poll, each shareholder present has one vote for each fully paid ordinary share and a fraction of a vote equivalent to the proportion which the amount is paid up for any shares that is not fully paid Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for a general meeting of shareholders consists of at least any two shareholders present in person and entitled to vote on a resolution at the meeting. According to our Constitution, a resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is demanded under which every ordinary shareholder present in person or by proxy has one vote for every ordinary share held. Under our Constitution, a poll may be demanded by the chairman, at least five members entitled to vote on the resolution; or by members with at least 5% of the votes that may be cast on the resolution on a poll.

A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place unless otherwise decided by the directors present at the meeting. At the reconvened meeting, the required quorum consists of any two members present in person. The meeting is dissolved if a quorum is not present within 30 minutes from the time appointed for the meeting.

An ordinary resolution of shareholders requires approval by a majority of votes cast by shareholders present at the meeting in person, by proxy, attorney or representative. Under our Constitution, the Corporations Act and the ASX Listing Rules, certain matters must be passed by way of a special resolution. A special resolution must be passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution and present at the meeting in person, by proxy, attorney or representative. Matters which are not required to be passed by special resolution are required to be passed by ordinary resolution.

Rights in Our Profits.

Subject to the share classes and the rights attached to each class of shares, our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the Event of Liquidation.

Subject to the Constitution and the terms of issue of any shares or classes of shares, in the event the company is wound up, after satisfaction of debts and liabilities to creditors and any costs, charges or expenses incurred for the winding up, our assets will be divided and distributed among the shareholders to the number of shares held by them, irrespective of the amounts paid or credited as paid on the shares. The distribution to any shareholder of any partly paid share must be reduced by the unpaid amount as at the date of distribution. This right may be affected by the grant of preferential dividend or distribution rights to the shareholders of preference shares, such as the right in winding up to payment in cash of the amount then paid up on the share, and any arrears of dividend in respect of that share, in priority to any other class of shares.

Directors may make calls

Our Constitution provides that subject to the terms on which the shares have been issued directors may make calls on a shareholder for amounts unpaid on shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment, require a call to be paid by instalments and revoke or postpone a call. The company must give notice of a call at least 30 business days (or any longer period required by the Listing Rules) before the amount called is due, specifying the time and place of payment.

Changing Rights Attached to Shares

According to our Constitution, the rights attached to any class of shares, unless otherwise provided by the terms of the class, may be varied with either the written consent of the holders of not less than 75% of the issued shares of that class or the sanction of a special resolution passed at a separate general meeting of the shares of that class.

Annual and Extraordinary Meetings

Our directors must convene an annual meeting of shareholders at least once every calendar year. Notice of at least 28 days prior to the date of the meeting is required. A general meeting may be convened by a directors’ resolution or as otherwise provided in the Corporations Act.

Limitations on the Rights to Own Securities in Our Company

Subject to certain limitations on the percentage of shares a person may hold in our company, neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of shares in our company.

Changes in Our Capital

Pursuant to the Listing Rules, our directors may in their discretion issue securities to persons who are not related parties of our company, without the approval of shareholders, if such issue, when aggregated with securities issued by our company during the previous 12-month period would be an amount that would not exceed 15% of our issued capital at the commencement of the 12-month period. Other allotments of securities require approval by an ordinary resolution of shareholders.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Transaction Reports and Analysis Centre (“AUSTRAC”), which monitors such transactions.

Amounts may also be required to be withheld from payments made to non-resident shareholders under the Australian taxation legislation (and remitted to the Australian Taxation Office (“ATO”)), unless a relevant exemption applies.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”), associated legislation and regulations. These limitations are in addition to the more general overarching Takeovers Prohibition of an acquisition of more than a 20% interest in a public company (in the absence of an applicable exception) under the takeover provisions of Australia’s Corporations Act by any person whether foreign or otherwise.

If an investment is subject to foreign investment approval, it may have compulsory prior notification requirements, being a “notifiable action” or “notifiable national security action” or voluntary prior notification requirements being a “significant action” or “reviewable national security action”. If an investment falls in this voluntary application category, the seeking of approval will extinguish certain future rights the Australian Treasurer has to review and approve the investment. Not applying for approval where the voluntary notification provisions apply will not be a breach of the FATA.

The Australian foreign investment regime applies differently to ‘foreign government investors’ and private foreign persons. Broadly, entities are considered as foreign persons if (i) a foreign holder (together with its associates) holds a direct or indirect interest of 20% or more in the entity or (ii) multiple foreign holders hold an aggregate interest (direct or indirect) of at least 40%. An entity will be a ‘foreign government investor’ if (i) a foreign government or foreign government owned entity, or a number of foreign government owned entities from the same country own a direct or indirect interest of 20% or (ii) or multiple foreign governments or foreign government owned entities from any country own a direct or indirect interest of 40%.

Under the FATA, foreign persons are required to notify and obtain prior approval from the Foreign Investment Review Board for a range of acquisitions of an interest in an Australian entity on a mandatory basis, including:

●	acquisitions of a direct interest (generally 10% or more) by a foreign government investor in an Australian entity, irrespective of value;

●	acquisitions by any foreign person of:

–	a ‘substantial interest’ (generally 20% or more) in an Australian entity valued above the relevant monetary threshold. This is generally A$330 million (indexed annually) or A$1,250 million in case of U.S. investors where the investment is being made directly by a U.S. investor, in each case calculated by the higher of the total asset value and the total value of the issued securities of the Australian entity; or

–	a direct interest in a ‘national security business’ or entity that carries on a national security business, or holds ‘national security land’, irrespective of value; and

●	acquisitions of interests in Australian entities operating in sensitive industries (such as media, telecommunications, and encryption and security technologies), land-rich Australian entities or agribusiness Australian entities.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding and pay the relevant application fees. The Australian Treasurer then has 30 days to consider the application and make a decision and a further 10 days to notify the applicant. However, the Australian Treasurer has broad powers to extend this time period, including extending the period by up to a further 90 days by publishing an interim order. Most commonly, the Australian Treasurer will request an applicant agree to an extension to avoid needing to publish the interim order, such agreement is usually in the best interest of the applicant as interim orders are made public and by agreeing to an extension the application process is kept confidential. Otherwise applications are strictly confidential and not released to the public.

The Australian Foreign Investment Review Board, an Australian advisory board to the Australian Treasurer has provided a guideline titled Australia’s Foreign Investment Policy, which provides an outline of the policy. As for the risk associated with seeking approval, the policy provides, among other things, that the Treasurer will reject an application if it is contrary to the national interest.

If an application is made to the Australian Treasurer (whether voluntary or compulsory), the Australian Treasurer may either issue a non-objection notice, a non-objection notice with conditions or a rejection notice.

If the necessary approvals are not obtained, the Treasurer has a range of enforcement powers, including the power to make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. Once a foreign person (together with any associate) holds a direct interest or a substantial interest in an entity, any further acquisition of interests, including in the course of trading in the secondary market, would require a new FIRB approval unless an exemption applies.

Once granted, a FIRB approval is valid for a 12-month period, meaning the proposed acquisition which was the subject of an application can occur any time during that 12-month period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of 300 ordinary shares, deposited with National Nominees Limited, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (ii) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Payment of Taxes.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

●	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash.

The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

●	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

No shares will be accepted for deposit prior to the date of effectiveness of this Registration Statement.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our constitution, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our constitution, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our constitution, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our constitution, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 28 Business Days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Australian law, any applicable law of the United States of America, our constitution, any resolutions of our Board of Directors adopted pursuant to such constitution, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Australia, our constitution, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Australian law, the rules and requirements of the Nasdaq and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our constitution, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees
To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to US$0.05 per ADS issued

Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

Distribution of cash dividends	Up to US$0.05 per ADS held

Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held

Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank annually

As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

●	Taxes (including applicable interest and penalties) and other governmental charges;

●	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Australian (i.e., upon deposit and withdrawal of ordinary shares).

●	Expenses incurred for converting foreign currency into U.S. dollars.

●	Expenses for cable, telex and fax transmissions and for delivery of securities.

●	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

●	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

●	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

●	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Commonwealth of Australia or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

●	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

●	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

●	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provision of the deposit agreement does not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal courts. By agreeing to such arbitration provision, investors in the ADRs will also not be deemed to have waived Radiopharm’s or the Depositary’s compliance with the U.S. federal securities laws and the rules and regulations thereunder. In addition, under the terms of the deposit agreement, the arbitration provision does not preclude ADS holders from pursuing Securities Act or Exchange Act claims against Radiopharm or the Depositary in state courts.

Any legal suit, action or proceeding, including any claim under the Securities Act or the Exchange Act, against Radiopharm or the Depositary that arise out of or are based upon the Deposit Agreement, ownership of the ADSs or the transactions contemplated by the deposit agreement may only be instituted by holders of ADSs (including purchasers of ADSs in secondary transactions) in a state or federal court in the City of New York. Holders of ADSs irrevocably waive any objection which they may have to the laying of venue of any such proceeding, and submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. By agreeing to such provision, investors in the ADRs will not be deemed to have waived Radiopharm’s or the Depositary’s compliance with the U.S. federal securities laws and the rules and regulations thereunder. In addition, there is uncertainty as to whether a court outside of New York state would enforce such provision of the Deposit Agreement. Thus, ADS holders might be able to bring a legal suit, action or proceeding, including any claim under the Securities Act or the Exchange Act, against Radiopharm or the Depositary that arise out of or are based upon the Deposit Agreement, ownership of the ADSs or the transactions contemplated by the Deposit Agreement, in a court outside New York state if such court determines that such exclusive jurisdiction provision in the Deposit Agreement is unenforceable.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. By agreeing to such provision, investors in the ADRs will not be deemed to have waived Radiopharm’s or the Depositary’s compliance with the U.S. federal securities laws and the rules and regulations thereunder. However, the jury trial waiver provision may limit access to information and lead to other imbalances of resources between Radiopharm and shareholders, and such provision may limit shareholders’ ability to bring a claim in a judicial forum that they find favorable.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

●	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges;

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

●	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their transferees, pledgees, assignees, donees and successors-in-interest, may, from time to time, sell any or all of their ordinary shares represented by ADSs covered by this prospectus on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed Radiopharm that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Radiopharm is required to pay certain fees and expenses incurred by Radiopharm incident to the registration of the securities. Radiopharm has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agree to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for Radiopharm to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

Set forth below is an itemization of the estimated expenses to be incurred in connection with the potential sale of the securities registered under this registration statement (other than any sales commissions or discounts, which will be paid by the Selling Shareholders). The amounts in the table below are estimates, with the exception of the SEC registration fee. These estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of ADSs will provide estimated expenses related to the ADSs offered under that prospectus supplement.

SEC registration fee	$384.70
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Printing, publishing and filing expenses	3,000
Other miscellaneous fees and expenses	615.30
Depositary costs	25,000
Total	$79,000

LEGAL MATTERS

The validity of the ADSs and certain other legal matters will be passed upon for us by Rimôn Law, our Australian counsel.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton Audit Pty Ltd, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company incorporated under the laws of Australia. Certain of our directors and officers and certain other persons named in this prospectus are citizens and residents of countries other than the United States and all or a significant portion of their assets may be located outside the United States. As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce, in U.S. courts, judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

●	enforce, in U.S. courts, judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

●	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws. Australia has developed a different body of securities laws as compared to the United States and may provide protections for investors to a lesser extent.

It may be difficult (or impossible in some circumstances) for Australian companies to commence court actions or proceedings before the federal courts of the United States or other jurisdiction in which it conducts business or has assets. This may make it difficult for us to recover amounts we are owed and to generally enforce our rights, which may have an adverse impact on our operations and financial standing. Even where we are able to enforce our rights, this may be costly and/or time consuming, risky, and may not guarantee recovery, which in turn may have an adverse impact on our operations and financial standing. With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information into this document prior to the completion of this offering. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus and you should read that information carefully. Certain information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the following documents, including any amendments to such filings:

●	our Annual Report on Form 20-F for fiscal year 2025, filed with the SEC on September 18, 2025;

●	Amendment No. 1 to our Annual Report on Form 20-F for fiscal year 2025, filed with the SEC on December 10, 2025;

●	our Current Reports on Form 6-K furnished to the SEC on October 20, 2025, February 27, 2026, July 22, 2026, July 27, 2026, July 28, 2026, July 31, 2026 and August 13, 2026;

●	the description of our American Depositary Shares representing ordinary shares that is contained in Item 12 in our Form 20-F, filed on February 13, 2023, as amended;

●	any annual report on Form 20-F filed with the SEC after the date of this prospectus; and

●	any other report on Form 6-K furnished to the SEC after the date of this prospectus and prior to the termination of this offering of the ADSs, but only to the extent that the report expressly states that we incorporate such report by reference into this prospectus.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus and any prospectus supplement. You should rely only on the information provided by and incorporated by reference to this prospectus and any prospectus supplement.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Level 3, 62 Lygon Street, Carlton VIC 3053, Australia, Phone: +61 3 9824 5254. Our website address is www.radiopharmtheranostics.com.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. We also have a registration statement on Form 20-F filed with the SEC, including relevant exhibits, under the Exchange Act with respect to the ADSs that may offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

Our Annual Report on Form 20-F for fiscal year 2025 has been filed with the SEC and an Annual Report on Form-20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We will also be subject to the informational requirements of the ASX. Our public filings with the ASX are electronically available from the ASX website (www.asx.com.au).

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

DISCLOSURE OF SEC’S POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Radiopharm, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Radiopharm Theranostics Limited

1,345,728 American Depositary Shares

as represented by 403,718,400 Ordinary Shares

Prospectus

September 23, 2026